UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2025

Cue Biopharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Guest Street Boston, Massachusetts	02135 (Zip Code)
(Address of principal executive offices)

(617) 949-2680

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Appointment and Resignation

On September 26, 2025, the Board of Directors (the “Board”) of Cue Biopharma, Inc. (the “Company”) appointed Usman Azam as President and Chief Executive Officer and as a member of the Board, in each case effective as of September 29, 2025 (the “Effective Date”).

Dr. Azam will succeed Daniel R. Passeri whose retirement and resignation as Chief Executive Officer and as a member of the Board will be effective as of the Effective Date. Following his resignation, Mr. Passeri will continue to serve as a strategic advisor in a consulting capacity to the Company.

Employment Agreement with Dr. Azam

Prior to joining the Company, Dr. Azam, age 57, served as chief executive officer of Inspirna, Inc., a clinical stage biopharmaceutical company focused on the discovery and development of novel cancer drugs, from March 2023 until May 2025. From January 2022 until February 2023, Dr. Azam was chief executive officer of Empyrean Neuroscience, Inc., a genetic engineering company. From December 2016 to January 2022, he served as president and chief executive officer of Tmunity Therapeutics, Inc., a biotechnology company acquired by Kite Pharma, a Gilead company, in 2023. Prior to joining Tmunity, Dr. Azam served in various senior research and development leadership roles in the United States and Switzerland, including as global head of cell and gene therapies at Novartis from March 2009 to November 2016. Dr. Azam served as chief executive officer of NovAccel Therapeutics from April 2008 to March 2009. Dr. Azam was the chief medical officer of Aspreva Pharmaceuticals from January 2007 to April 2008. Dr. Azam previously held positions at Johnson & Johnson from 2004 to 2006, including as chief medical officer of Ethicon, a Johnson & Johnson company. Earlier in his career, Dr. Azam held leadership positions at GlaxoSmithKline and Pfizer. Dr. Azam currently serves on the board of ProTgen, Inc., a privately held biotechnology company. Dr. Azam received his M.D. from the University of Liverpool School of Medicine and is board certified in obstetrics and gynecology in the United Kingdom.

In connection with his appointment, on September 28, 2025, Dr. Azam entered into an executive employment agreement with the Company (the “Azam Employment Agreement”). Pursuant to the Azam Employment Agreement, Dr. Azam will be paid an annual base salary of $620,000. Following the end of each calendar year, Dr. Azam will be eligible to receive a discretionary incentive bonus with a target of up to 50% of his base salary based upon the Compensation Committee of the Board’s (the “Compensation Committee”) assessment of his performance and the Company’s performance. Pursuant to the Azam Employment Agreement, the Company granted Dr. Azam under the Company’s 2025 Stock Incentive Plan (the “Plan”), effective as of the Effective Date, (i) a stock option to purchase 1,875,000 shares of the Company’s common stock (the “Azam Time-Based Option”) and (ii) a stock option to purchase 375,000 shares of the Company’s common stock (the “Azam Performance-Based Option” and together with the Azam Time-Based Option, the “Azam Options”). The Azam Options each have an exercise price equal to the closing sale price of the Company’s common stock on the Effective Date. The Azam Options will vest and become exercisable (i) with respect to the shares subject to the Azam Time-Based Option, in 48 equal monthly installments beginning on the first anniversary of the Effective Date, subject to Dr. Azam’s continuous service to the Company, and (ii) with respect to shares subject to the Azam Performance-Based Option, in full if the Company timely achieves a specified financing milestone.

Under the Azam Employment Agreement, Dr. Azam is entitled, subject to his execution and nonrevocation of a release of claims in the Company’s favor and his continued compliance with certain restrictive covenants, in the event of the termination of his employment by the Company without Cause or by him for Good Reason, each as defined in the Azam Employment Agreement, to (i) a lump sum cash severance payment in an amount equal to the sum of 12 months of base salary plus the target annual bonus for the year of termination, prorated based on the number of days that Dr. Azam is employed in such year through the date of termination, and payable on the Company’s first payroll date that occurs more than 60 days after Dr. Azam’s employment with the Company is terminated; and (ii) if Dr. Azam elects COBRA coverage for health and/or dental insurance in a timely manner, continued payment by the Company of the monthly premium payments for such health benefit coverage (consistent with what was in place at termination) until the earliest of (a) 12 months from termination, (b) the expiration of the term of the Azam Employment Agreement, (c) the date Dr. Azam obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company, or (d) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA.

In connection with his election, Dr. Azam entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025. Pursuant to the terms of the indemnification agreement, the Company may be required to, among other things, indemnify Dr. Azam for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director or officer of the Company. As an employee of the Company, Dr. Azam will not receive any additional compensation for his service on the Board.

There are no arrangements or understandings between Dr. Azam and any other persons pursuant to which Dr. Azam was selected as President and Chief Executive Officer and as a member of the Board, and there are no transactions between Dr. Azam and the Company that would be reportable under Item 404(a) of Regulation S-K.

Separation Agreement with Mr. Passeri

On September 27, 2025, the Company entered into a separation and release of claims agreement with Mr. Passeri (the “Passeri Separation Agreement”) in connection with his retirement and resignation from the role of Chief Executive Officer of the Company. Pursuant to the Passeri Separation Agreement, Mr. Passeri is entitled, subject to his execution and nonrevocation of the Passeri Separation Agreement, his execution of the Passeri Advisor Agreement (as defined below) and his continued compliance with his obligations under the Passeri Separation Agreement, including certain restrictive covenants, to (i) a lump sum cash severance payment in an amount equal to $838,750, less all applicable taxes and withholdings, which represents (a) 12 months of the base salary Mr. Passeri was receiving immediately prior to the voluntary 50% reduction in base salary he agreed to on July 24, 2024, as previously disclosed by the Company, plus (b) a portion of his target 2025 annual discretionary bonus, prorated based on the number of days that he has been employed in 2025 through the date of termination, such lump sum payable in the Company’s first regular payroll cycle that follows the 60-day anniversary of the Effective Date; (ii) if Mr. Passeri is eligible for and timely elects to continue receiving group health insurance coverage under COBRA, continued payment by the Company of the full premiums for such coverage commencing on the Effective Date and continuing until the earliest of (a) 18 months following the Effective Date, (b) the date Mr. Passeri obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company or (c) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA; and (iii) with respect to 100% of Mr. Passeri’s stock options, stock appreciation rights, restricted stock units and restricted shares in each case that are issued and outstanding under a Company equity compensation plan (collectively, the “Equity Awards”), (a) acceleration of the time vesting by a period of 12 months and (b) the ability to exercise the Equity Awards, as applicable, until the date on which those Equity Awards expire. The Passeri Separation Agreement also provides for, among other things, a release of claims in favor of the Company as well as non-disclosure and non-competition obligations applicable to Mr. Passeri.

Advisor Agreement with Mr. Passeri

In connection with his retirement and resignation, on September 27, 2025, the Company and Mr. Passeri also entered into an advisor agreement (the “Passeri Advisor Agreement”), to be effective as of September 30, 2025 (the “Advisor Effective Date”), pursuant to which Mr. Passeri will serve as a strategic advisor by assisting with the transition of his duties and providing other strategic advice and assistance, as requested from time to time by the Company. In compensation for his services as an advisor, the Company will grant Mr. Passeri a stock option to purchase up to 375,000 shares of the Company’s common stock (the “Passeri Option”) under the Plan. The Passeri Option will fully vest and become exercisable in its entirety if the Company timely achieves a specified financing milestone. In addition, during the period in which the Passeri Advisor Agreement remains in effect, all of Mr. Passeri’s Equity Awards will continue to vest and be exercisable in accordance with the terms of the applicable equity award agreements and the applicable stock incentive plan. The term of the Passeri Advisor Agreement will continue until March 30, 2026 (the “Expiration Date”) unless both parties mutually agree to extend the Expiration Date. The Company and Mr. Passeri will be able to terminate the Passeri Advisor Agreement prior to the Expiration Date due to material breach or mutual consent or upon 30 days’ prior written notice, but in the case of such a termination by the Company, with such termination being effective no earlier than March 30, 2026. In the event of any termination of the Passeri Advisor Agreement, vesting of the Equity Awards will cease immediately and the Passeri Option, if unvested as of such date, will remain unvested and be forfeited.

The foregoing descriptions of the Azam Employment Agreement, the Passeri Separation Agreement and the Passeri Advisor Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the complete text of such agreements, which will be filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Biopharma, Inc.

Date: September 29, 2025	By:	/s/ Usman Azam
Name: Usman Azam
Title: President and Chief Executive Officer